Exhibit 10.1

SILICON LABORATORIES INC.
AMENDMENT TO STOCK OPTIONS AGREEMENT

This Amendment to Stock Options Agreement (this “Amendment”) dated effective as of July 19, 2007 is entered into between Silicon Laboratories Inc. (the “Corporation”) and William G. Bock (“Optionee”).

WHEREAS, by their original terms, certain stock options held by Optionee would cease to be exercisable on November 8, 2007 (the expiration of the 12-month period measured from Optionee’s cessation of Board service).

WHEREAS, Optionee is continuing to provide Service to the Corporation and Optionee and the Corporation intend that the exercisability of those stock options that were held by Optionee and vested upon Optionee’s cessation of Board service should be tied to Service (as defined in Plan) rather than Board service.

NOW, THEREFORE, it is hereby agreed as follows:

1.             Amendment of Options.  This Amendment amends the terms of Stock Option Agreements listed below (the “Option Agreements”):

Grant No.	Grant Date	Number of Shares	Exercise Price
2000119	3/23/2000	23,000	$31.00
2000678	4/24/2002	5,000	$30.15
2000998	4/24/2003	5,000	$31.15
2001811	12/10/2004	5,000	$31.77
2001876	4/21/2005	5,000	$31.23
2001405	4/29/2004	5,000	$50.03

Section 5 of each of the Option Agreements is hereby amended and restated in its entirety as follows:

“Cessation of Service.  The option term specified in Paragraph 2 shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date should any of the following provisions become applicable:

(i)            Should Optionee cease to remain in Service for any reason (other than death, Permanent Disability or Misconduct) while this option is outstanding, then this option shall remain exercisable until the earlier of (i) the expiration of the three (3)-month period measured from the date of such cessation of Service or (ii) the Expiration Date.

(ii)           Should Optionee die while holding this option, then Optionee’s Beneficiary shall have the right to exercise this option until the earlier of (A) the expiration of the twelve (12)-month period measured from the date of Optionee’s death or (B) the Expiration Date.

(iii)          Should Optionee cease Service by reason of Permanent Disability while this option is outstanding, then this option shall remain exercisable until the earlier of (i) the expiration of the twelve (12)-month period measured from the date of such cessation of Service or (ii) the Expiration Date.

(iv)          During the applicable post-Service exercise period, this option may not be exercised in the aggregate for more than the number of vested Option Shares for which the option is exercisable on the date of Optionee’s cessation of Service.  Upon the expiration of the applicable exercise period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding for any vested Option Shares for which the option has not been exercised.  However, this option shall, immediately upon Optionee’s cessation of Service for any reason, terminate and cease to be outstanding to the extent this option is not otherwise at that time exercisable for vested shares.

(v)           Should Optionee’s Service be terminated for Misconduct or should Optionee engage in Misconduct while this option is outstanding, then this option shall terminate immediately and cease to be outstanding.”

2.             Acknowledgement.  Optionee has consulted with Optionee’s own tax and legal advisors regarding this Amendment and is not relying upon the Corporation for any advice in connection herewith.

3.             Full Effect.  Except as amended by this Amendment, the remaining terms of the Option Agreement shall remain in full force and effect.  All capitalized terms in this Amendment shall have the meaning assigned to them in the Option Agreement unless otherwise defined herein.

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the date first set forth above.

Silicon Laboratories Inc.
By:	/s/ Diane M. Williams
Name:	Diane M. Williams
Title:	Sr. Director of Human Resources

/s/ William G. Bock
William G. Bock